Exhibit 10(aa)

December 7, 2007

VIA HAND DELIVERY

PERSONAL AND CONFIDENTIAL

Mr. Peter Bouchard

Re:     Termination of Employment from Presstek, Inc.

Dear Peter:

This letter agreement (this “Agreement”) sets forth certain terms and conditions in connection with your termination of employment from Presstek, Inc. (“Presstek”) and its subsidiaries and affiliates, effective as of December 28, 2007 (the “Effective Date”).  Reference is made to the Employment Agreement, dated as of July 1, 2005, between the Company and you (the “Employment Agreement”).  The termination of your employment arises at the election of Presstek, in accordance with the provisions of Section 5(D) of the Employment Agreement.  In consideration of the mutual covenants set forth below and in the Employment Agreement, and the payments and benefits described below, the receipt and sufficiency of which Presstek (together with its parent corporations, affiliates, past and present officers, directors, stockholders, agents, employees, legal representatives, successors, and assigns, hereinafter collectively referred to as, the “Company”) and you hereby acknowledge, Presstek and you hereby agree as follows:

1. Termination of Employment.

As of the Effective Date, you will no longer be an employee of Presstek or any of its subsidiaries or affiliates.  You shall relinquish all titles, positions and authorities that you held during your employment, with respect to Presstek and each and every subsidiary or affiliate of Presstek with which you have held positions as an officer and/or director.  You agree to provide and/or execute any and all documents necessary to effect your resignation from all such positions.

2. Separation Benefits.

You have the right to receive a lump sum payment for any accrued, unused vacation time, reduced by all applicable withholding taxes, regardless of whether you sign this Agreement.  In addition, in consideration of your agreement to the terms of the Release (as defined in Paragraph 4), and to the other obligations set forth in this Agreement, Presstek shall provide you with the following:

(a)  Cash Severance Payments.

(i) You shall receive cash payments in the aggregate amount of One Hundred Eighty-Five Thousand Dollars ($185,000.00), representing an amount equal to your annual base salary, in substantially equal bi-weekly installments in accordance with Presstek’s customary payroll practices, payable over a twelve-month period, subject to all applicable federal, state and local withholding requirements, and

(ii) You shall receive an amount equal to the quarterly bonus that would have otherwise been paid to you with respect to the period October 1, 2007 through December 28, 2007, in accordance with the bonus program in which you currently participate, as if you had been employed on the date in 2008 when such bonus payment would otherwise have been paid to you.  This payment will be made, less all applicable withholdings, at the time that such bonus would normally be paid to you following the conclusion of the fourth quarter.   The amounts payable under (i) and (ii) above are subject to the last sentence of this Paragraph 2.

(b)  Treatment of Outstanding Stock Options.  Any and all unvested options to acquire common stock of Presstek that had been previously granted to you shall terminate on the Effective Date.  You may exercise any and all fully vested stock options on or before January 28, 2008. For vested options under the 2003 plan, there is no termination provision.

(c)  Health and Dental Insurance.  The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) requires that, in certain cases, terminated employees be allowed to continue their medical and dental insurance beyond their separation date at their own expense.  An explanation of your rights under COBRA will be sent to you under separate cover at a future date.  If you elect to continue your insurance coverage under COBRA, Presstek agrees that, subject to the last sentence of this Paragraph 2, you shall only be required to continue to pay an amount equal to a regular employee’s contribution for family coverage for a period ending on the earlier of the date on which you attain substantially comparable insurance coverage through a new job position, or December 31, 2008.  You agree to notify Presstek promptly in the event that you obtain such replacement insurance coverage.

Notwithstanding the foregoing, payments under Paragraph 2(a) and 2(c) shall not be payable until you execute and deliver this Agreement, containing a waiver and release of claims in favor of the Company as set forth herein, and until this Agreement becomes fully effective and enforceable in accordance with its terms (i.e., upon the eighth day following the date you have signed this Agreement and so long as you have not previously revoked the waiver and release contained herein).

3. Return of Confidential Information; Nondisparagement; Return of Company Property.

(a)  You agree to return to Presstek and its subsidiaries and affiliates any and all confidential and proprietary information you have acquired regarding Presstek and its subsidiaries and affiliates, including information about their personnel, policies, business practices, strategic plans, advertisers, customers, suppliers, distributors, financial forecasts, production data, marketing techniques, promotional plans, and financial information, and to refrain from making any statements or representations to any employee of Presstek and its subsidiaries and affiliates or to their customers, suppliers, competitors or the public at large which might disparage or have a detrimental effect on Presstek’s and its subsidiaries’ and affiliates’ business, operations, public image, reputation or their relations with advertisers, customers, suppliers, employees, lenders, competitors, or other business associates.

BST99 1570731-1.009900.0010

 (b)  You agree to return to Presstek all property of Presstek and its subsidiaries and affiliates which you have in your possession including, but not limited to, all access cards, facility keys and credit cards, computers, laptops, Blackberrys, cell phones and any other Presstek equipment in your possession, except as otherwise agreed to between you and Presstek.

4. Release.

(a)  You hereby agree to WAIVE any and all rights in connection with, and to fully RELEASE and forever discharge the Company from, any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which you have or ever had (from the beginning of time through and including the date hereof) against the Company, including without limitation on account of or in any way arising out of, relating to or in connection with your employment by or separation of employment from Presstek and its subsidiaries and affiliates (and their predecessors and successors), and any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, claims for wages, employment benefits, tort claims and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, and any other federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state relating to employment, employment contracts, wrongful discharge or any other matter; provided, however, that the foregoing waiver and release shall not apply to your rights in respect of any benefit or claim to which you are entitled under employee pension or welfare benefit plans and programs of Presstek and its subsidiaries and affiliates in which you are a participant prior to the Effective Date, or to your rights to enforce this Agreement.

(b)  Release of Age Discrimination Claims.  In further consideration of the promises made by the Presstek in this Agreement, you specifically WAIVE any and all rights in connection with, and fully RELEASE and forever discharge the Company from, any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which you have or ever had (from the beginning of time through and including the date hereof) against the Company, arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). You further agree that:

(i)	your waiver of rights under this release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990;

(ii)	you understand the terms of this release;

(iii)
the consideration provided in Paragraph 2 represents consideration over and above that to which you otherwise would be entitled had you not signed this release, and that the consideration is in exchange for the signing of this release;

(iv)	the Company is hereby advising you in writing to consult with your attorney prior to executing this release;

(v)	the Company is giving you a period of twenty-one days within which to consider this release;

(vi)
following your execution of this release you have seven (7) days in which to revoke this release by written notice. To be effective, the revocation must be made in writing and delivered to and received by Cathy Cavanna, Vice President-Human Resources, Presstek, Inc., 55 Executive Drive, Hudson, NH 03501, no later than 4:00 p.m. on the seventh day after you execute this release. An attempted revocation not actually received by Ms. Cavanna before the revocation deadline will not be effective; and

(vii)	this entire Agreement shall be void and of no force and effect if you choose to so revoke, and if you choose not to so revoke this Agreement shall then become fully effective and enforceable.

This Paragraph 4(b) does not waive rights or claims that may arise under the ADEA after the date you sign this Agreement. In addition, nothing in this Agreement shall in any way affect your right to the indemnification and expense advancement to the extent provided by the Presstek's bylaws and Certificate of Incorporation; provided, however, that the Presstek shall not be liable, and shall not provide a defense and indemnification for any claim wherein you have not satisfied the applicable standard of conduct set forth in such by-laws and Certificate of Incorporation, or wherein you have committed any acts of fraud, embezzlement or gross misconduct.

5. Proceedings; No Admissions.

(a)  You hereby represent and warrant that: (i) you have no pending claims against the Company with any municipal, state, federal or other governmental or nongovernmental entity; and (ii) you will not file any claims with respect to any events occurring on or before the date hereof. You also acknowledge and agree that by entering into this Agreement you can never make claim or demand upon or sue the Company for any reason whatsoever relating to anything that has happened through the date hereof.  Notwithstanding the foregoing, this Agreement shall not prevent you from (A) initiating or causing to be initiated on your behalf any complaint, charge, claim or proceeding against Presstek or its subsidiaries and affiliates before any local, state or federal agency, court or other body challenging the validity of the waiver of your claims under the ADEA contained in this Agreement (but no other portions of the Release); or (B) initiating or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to the ADEA.

(b)  Both parties acknowledge and agree that this Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, and shall not be admissible in any proceeding as, an admission of liability, error, violation, omission or wrongdoing by either party for any purpose whatsoever.  Further, both parties acknowledge and agree that there has been no determination that either party has violated any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle.  You further acknowledge that no precedent, practice, policy or usage shall be established by this Agreement or the offer to you of compensation and benefits herein.

6. Continuing Obligations; Remedies.

(a)  You understand that this Agreement is intended to address matters relating to the termination of your employment with Presstek, as described in Section 5(D) of the Employment Agreement.  You also understand and agree that certain provisions of the Employment Agreement, including Sections 6, 7, 8, 9, 10, 11, 12, 13, 18 and 19, as well as your obligations under the Noncompetition, Nonsolicitation, Nondisclosure and Assignment of Invention Agreement between you and Presstek, remain in full force and effect.

(b)  You also understand and agree that in the event you, your heirs, spouse, family members, executors, or administrators attempt to institute or do institute any charge, claim, suit or action against the Company in violation of this Agreement, you shall be obligated, as an express condition of bringing such action, to tender back to Presstek the full amount of separation pay and other compensation and benefits that you have received under this Agreement; and you further agree that you will pay all of the Company's costs, expenses and fees of defending against such action, including among other things, reasonable attorney's fees.  This paragraph does not grant you an option to return the money and institute an action.  Instead this paragraph merely creates an additional term and condition precedent to bringing an action regardless of the fact that such action is expressly barred by this Agreement, and is without merit.

(c)  Should you breach any other term of this Agreement, including but not limited to filing any claim which you have agreed to release and waive under this Agreement or breaching any of the provisions of this Agreement, the Company will be entitled to recover damages for such breach and also to obtain injunctive relief against further breach by you.  If Presstek or you at any time believe that the other party has breached any term of this Agreement, the party claiming a breach shall promptly notify the other in writing (if to you, at your address set forth on page 1 hereof; if to Presstek, to the contact person at the address specified in Paragraph 4(b)(vi)) of the specific basis for that belief, and the other party will have a period of ten (10) days within which to cure any breach (if cure is possible) or to otherwise respond to the claim of breach.

7. Arbitration of Disputes; Payment of Expenses.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration proceedings conducted in accordance with Section 18 of the Employment Agreement.

8. Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Hampshire, and in accordance with the provisions of Section 9 of the Employment Agreement.

9. Acknowledgments; Revocation of Release.

You hereby acknowledge (a) that the Presstek has given you a period of at least twenty one (21) days in which to review and consider this Agreement; (b) that the Presstek has advised, and does hereby in writing advise, you to consult with an attorney before signing this Agreement; (c) that you have read this Agreement in its entirety; (d) that you have had at least twenty one (21) days in which to confer with your own attorney for assistance and advice concerning this Agreement; (e) that you understand the terms of this Agreement; (f) that you understand that the terms of this Agreement are legally enforceable; (g) that you have entered into this Agreement freely, voluntarily, knowingly and willingly and were in no manner coerced into signing it; (h) that neither this Agreement nor the discussion and negotiation leading to it are or were, in any manner, discriminatory; (i) that you were, and hereby are, encouraged to discuss any questions, problems, or issues concerning this Agreement with the Presstek before signing it; (j) that you are waiving rights and claims you may have in exchange for consideration in addition to things of value to which you are already entitled; and (k) that after signing this Agreement you have a period of seven (7) days in which to revoke this Agreement, however, any such revocation must be in writing and must be addressed to Cathy Cavanna, Vice President-Human Resources,  55 Executive Drive, Hudson, NH 03501.

BST99 1570731-1.009900.0010

10. Amendment; No Waiver; Interpretation.

No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of Presstek.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

11. Severability.

If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect to the fullest extent permitted by law.  You agree that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

12. Entire Agreement.

This Agreement constitutes the entire agreement and understanding between the parties with respect to the termination of your employment with Presstek and supersedes all prior agreements and understandings (whether written or oral), between you and Presstek relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

13. Binding on Successors.

This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of your death, your estate and heirs in the case of any payments due to you hereunder).

14. No Other Benefits.

You agree that you are not entitled to any other compensation or benefits in connection with your termination of employment (other than pursuant to the terms of the employee benefit plans and programs of Presstek and its subsidiaries and affiliates in which you participated prior to the Effective Date.

BST99 1570731-1.009900.0010

15. Counterparts.

This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Peter, please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to me.

Very truly yours,

PRESSTEK, INC.

By: /s/ Cathy Cavanna
Name: Cathy Cavanna
Title:   Vice President-Human Resources

I hereby accept the terms of this Agreement and agree to abide by the provisions hereof:

/s/ Peter Bouchard
Peter Bouchard

Date: 2/28/07

BST99 1570731-1.009900.0010